Exhibit 4.37

LAHIJI VALE LIMITED.

Wang Xiuling

and

Beijing Lei Ting Wan Jun Network Technology Limited

Exclusive Option Agreement

Dated 19 January 2005

Exclusive Option Agreement

THIS OPTION AGREEMENT (this “Agreement”) dated is                      entered into by and among:

1.	LAHIJI VALE LIMITED, a limited liability company duly incorporated and existing under the laws of British Virgin Islands with its registered address at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Party A”);

2.	Wang Xiuling, a citizen of the People’s Republic of China (PRC), whose PRC Passport number is PCHN143637106 with the address at #101, Unit 3, No.7 Building, Wu Sheng Dong Li, Chaoyang District, Beijing(“Party B”); and

3.	Beijing Lei Ting Wan Jun Network Technology Limited, a limited liability company duly incorporated and existing under the PRC laws with its registered address at RoomC-610 No.18, Xi Nan Huan Road, Beijing Economic- Technology Development Area, Beijing (“Party C”).

In this Agreement, each of Party A, Party B and Party C shall be hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS:

1.	Party B held 20% of the equity in Party C;

2.	Party A and Party C, entered into a loan Agreement (“Loan Agreement”) on 8 August,2002 and Supplemental Agreement to Loan Agreement (“Supplemental Agreement”) on 19 January 2005.

3.	Party C and Beijing Lahiji Science and Technology Development Company Limited, which is a wholly-owned subsidiary of Party A, entered into a series of agreements including Exclusive Technical and Consulting Services Agreement.

Now therefore, through friendly negotiation, the Parties reach the agreement as follows:

1.	Stock Option and Exercise

1.1	Stock Option Grant

Party B hereby irrevocably grants to Party A an irrevocable right to purchase, in person or by a designated person (“Designee”), the shares of Party C held by Party B at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right hereinafter the “Stock Option”). No other persons shall be entitled to the Stock Option except Party A and its Designee(s). Party C hereby agrees that Party B shall have the right to grant the Stock Option to Party A. The term “person” as mentioned hereof shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2	Steps of exercise of Stock Option

Subject to the provisions of PRC laws and regulations, when exercising the Stock Option, Party A shall issue to Party B a written notice (the “Stock Option Notice”) which shall specify the following items:

(1)	The decision of Party A to exercise the Stock Option;

(2)	The number of shares to be purchased from Party B (the “Option Stock”)

(3)	The purchase date /the transfer date.

1.3	Stock Option price

Unless an appraisal is required subject to PRC laws, the purchase price of the Option Stock (the “Stock Option Price”) shall be the actual price paid by Party B.

1.4	Transfer of Option Stock

When Party A exercises the Stock Option:

(1)	Party B shall procure Party C to convene a shareholders meeting promptly, on which the Option Stock transfer from Party B to Party A and / or its Designee(s) shall be approved;

(2)	Party B shall execute a share transfer contract with respect to each transfer with Party A and/or its Designee (whichever is applicable) pursuant to the provisions of this Agreement and the Stock Option Notice;

(3)	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions, to assign to Party A and/or its Designee(s) the valid title to the Option Stock without any encumbrance of any security interest, and to cause Party A and/or its Designee(s) to be registered the legal holder(s) of the Option Stock with registration with the industry and commerce administration. For the purpose of this section and this Agreement, “security interest” shall include security, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership detention or other security arrangements, etc., except for any security interest provided by or arising from this Agreement or Party B’s Equity Pledge agreement. The “Party B’s Equity Pledge Agreement” as mention in this section and this Agreement shall refer to the Equity Pledge Agreement executed by and between Beijing Lahiji Science and Technology Development Company Limited and Party B as of the same date hereof, in which Party B pledges all of his equity in Party C to Beijing Lahiji Science and Technology Development Company Limited in order to guarantee Party C’s performance of its obligations under the “Exclusive Technical and Consulting Services Agreement” executed by and between Party C and Beijing Lahiji Science and Technology Development Company Limited

1.5	Payment for the Stock Option Price

Whereas according to the Loan Agreement, Party A and Party B agree that Party B’s any interest arising from the transfer of its shares in Party C shall be used to repay Party A the loan prescribed in the Loan Agreement. Therefore, when Party A exercises Stock Option, Purchase Price shall be used by Party B to repay the loan heretofore to Party A, and Party A shall not pay Party B for the Purchase Price.

2.	Covenants and Undertakings to Stock Option

2.1	Covenants and undertakings of Party C

Party C hereby undertakes as follows:

(1)	Without the prior written consent of Party A or Beijing Lahiji Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not amend, change or modify in any way the Article of Association of Party C, or increase or decrease its registered capital, or reform in any other way the shareholding structure;

(2)	It shall maintain its business operation and deal with his business duly and diligently in accordance with the good financial and commercial codes and practices;

(3)	Without the prior written consent of Party A or Beijing Lahiji Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not sell, assign, transfer, pledge or dispose in any way any rights or benefits in connection with its asset, business or income, or create any other security interest over the same after execution of this Agreement;

(4)	Without the prior written consent of Party A or Beijing Lahiji Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not conduct, assume, guarantee or bear any debt, except that (i) the debts are incurred in the normal or daily business other than through a loan; or (ii) the debts have been disclosed to Party A where a written consent has been obtained;

(5)	It shall operate all of its businesses in the ordinary course of business to maintain its asset value, and shall not conduct any action or omission that may affect its operating status and asset value;

(6)	Without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not enter into any material agreements or contracts, except those entered into in the ordinary course of business (for the purpose of this paragraph, any Agreement with a value exceeding RMB 100,000 shall be deemed as a material Agreement);

(7)	Without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not provide any person with any loan or credit;

(8)	It shall provide the Party A with the information in connection with its finance or business as required;

(9)	It shall purchase and hold insurance policies from the insurance company accepted by Party A. The insured amount and category shall be equal or in the same level as those of the companies with the similar business, assets and properties in the same district;

(10)	Without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited a wholly-controlled subsidiary of Party A in PRC, it shall not acquire, invest in, merge or consolidate with any person;

(11)	It shall notify Party A immediately when any legal action, arbitration or administrative procedure relating to Party C’s assets, operations and incomes occurs or is likely to occur;

(12)	For the purpose of maintaining proprietary rights to all of its assets, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(13)	Without the prior written consent of Party A, it shall not distribute in any way any bonus or dividends to its shareholders, however, it shall immediately allot all distributable profits to its shareholders on the request of Party A; and

(14)	At the request of Party A or Beijing Leixi Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall appoint any persons designated by Beijing Leixi Science and Technology Development Company Limited as Party C’s directors.

2.2	Covenants and undertakings of Party B

Party B hereby undertakes the follows:

(1)	Without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall not sell, assign, transfer, pledge or dispose in any way any rights or benefits in connection with its equity or create any other security interest over the same after execution of this Agreement;

(2)	It shall procure that the shareholders’ meeting appointed by Party B, without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, shall not approve any sale, assignment, transfer, pledge or disposal in any way of any legal rights or benefits in connection with its equity or any creation of any other security interest over the same, except for the pledge on such equity provided in Party B’s Equity Pledge Agreement;

(3)	It shall procure that, without the prior written consent of Party A or Beijing Leixi Science and Technology Development Company Limited, a subsidiary company of Party A in PRC, the shareholders meeting appointed by Party B shall not approve the acquisition of, investment in, merger or consolidation with any person;

(4)	It shall notify Party A immediately when any legal action, arbitration or administrative procedure relating to its equity occurs or is likely to occur;

(5)	It shall procure the shareholders meeting appointed by Party B to approve the Option Stock transfer as set forth in this Agreement;

(6)	For the purpose of maintaining all rights to its equity, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(7)	At the request of Party A or Beijing Lahiji Science and Technology Development Company Limited, a wholly-controlled subsidiary of Party A in PRC, it shall appoint any persons designated by Beijing Lahiji Science and Technology Development Company Limited as Party B’s directors.

(8)	If requested by Party A from time to time, it shall unconditionally and promptly transfer all its equity in Party C to the representative(s) designated by Party A at any time and waive the right of first refusal in connection with the equity transfer conducted by the other shareholders of Party C; and

(9)	It shall strictly observe and perform the obligations and other provisions under this Agreement and any other agreements jointly entered into by Party A, Party B, Party C and Beijing Lahiji Science and Technology Development Company Limited without conducting any action or non-action which will materially affect the validity and enforceability of the above mentioned agreement.

3.	Representations and Warranties

Representations and Warranties by Party B and Party C

Party B and Party C hereby represent and warrant to Party A, as of the execution date of this Agreement and each transfer date of the Option Stock, severally and jointly, that:

(1)	They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are the parties concerning the Option Stock to be transferred hereunder (each a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contracts. The execution of this Agreement and the Transfer Contracts to which they are the parties shall constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

(2)	The execution and delivery under this Agreement or any Transfer Contracts, or any obligations under this Agreement or any Transfer Contracts shall not: (i) violate any applicable PRC laws; (ii) conflict with their respective articles of association, bylaws or other organizational documents; (iii) violate any contracts or instruments to which they are the parties or which are binding on them, or constitute any breach under any contracts or instruments to which they are the parties or which are binding on them; (iv) violate any grants, licenses or permits issued to either of them and /or any existing and effective conditions; or (v) impose additional conditions to, suspend or withdraw any licenses or permits issued to either of them;

(3)	Party B has a good and merchantable title to all of its assets without any encumbrance of security interest on the foregoing assets;

(4)	Party C does not have any outstanding debt, except for (i) the debt incurred in the ordinary course of business; or (ii) the debt already disclosed to Party A for which Party A’s written consent has been obtained;

(5)	There are no pending or possible litigation, arbitration or administrative proceedings relating to the equity, or the assets of Party C, or the company.

4.	Effective Date

This Agreement shall take effect upon the date of execution of this Agreement and remain effective for a term of 10 years, which may be renewed for an additional 10 years at Party A’s discretion.

5.	Applicable Laws and Disputes Resolution

5.1	Applicable laws

The execution, effectiveness, construction and performance of this Agreement and the disputes resolution hereunder shall be governed by PRC laws.

5.2	Disputes resolution

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate friendly to resolve such disputes. If the dispute can not be resolved within 30 days after any Party sends a written notice to request for friendly resolution, any Party may submit the relevant dispute to the China International Economics and Trade Arbitration Commission for resolution by arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be performed in Beijing. The award shall be final and binding on both Parties.

6.	Taxes and Fees

Each Party shall pay and bear any transfer or registration taxes, expenses and fees incurred thereby or levied thereon in accordance with PRC laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, and the fulfillment of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

The notices or other correspondences given by any Party shall be written in Chinese, and shall be sent to the following addresses or other designated addresses notified from time to time by courier delivery, mail or facsimile. The date when such notice shall be deemed as being actually served shall be determined as follows: (a) if a notice is sent by a courier, it shall be deemed actually served on the delivery date; (b) if a notice is sent by mail, on the tenth day (as indicated by the postmark) after the notice is sent by a registered postage-prepaid air mail, or on the fourth day after the notice is given to an international-recognized express courier, it shall be deemed actually served; and (c) if a notice is sent by facsimile, the time of receipt shown on the transmission confirming sheet of the documents shall be deemed as the time of actual service.

Party A:	LAHIJI VALE LIMITED,

Address:	Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (to be transferred);

Facsimile:	1-284-494-5132

With Copy to:	48F, The Centre, 99 Queen’s Road Central, Hong Kong

Attention:	Company Secretary

Facsimile:	852-2189-7446

Party B:	Wang Xiuling

Address:	#101, Unit 3, No.7 Building, Wu Sheng Dong Li, Chaoyang District, Beijing, PRC

Party C:	Beijing Lei Ting Wan Jun Network Technology Company Limited

Address:	8F, Office Building W3, Dong Fang Jing Mao City, Dongfang Plaza, No.1, Dongchangan Street, Dongcheng District, Beijing

Facsimile:	010 – 85181160

8.	Confidentiality

The Parties acknowledge and confirm that all the oral or written information in connection with this Agreement is the confidential information. Both Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent of the other party except that: (a) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the information recipient without the consent of the other party); (b) such information shall be disclosed to the public in accordance with the Hong Kong laws or the regulations or practices of the Hong Kong Stock Exchanges; or (c) such information need to be disclosed to the legal counsel or the financial advisor who shall bear the confidential obligations hereof, however, if the this Article is violated by the employees or the engaged third persons, it shall be deemed as violated by the Party who employs or engages such persons. The Parties agree that this article shall survive any termination of this Agreement.

9.	Further Undertakings

The Parties agree to promptly execute documents that are reasonably required or positive thereto for the purposes of the implement of this Agreement, and to take further actions that are reasonably required or positive thereto for the purposes of the implement of this Agreement.

10.	Miscellaneous

10.1	Amendments, modification and supplements

It is required to execute a written agreement by all Parties for any amendments, modifications and supplements to this Agreement shall.

10.2	Compliance with laws and regulations

Each of the Parties shall ensure that the operations of each of the Parties are in compliance with all formally published and publicly available laws and regulations of China.

10.3	Entire Agreement

Except the written amendments, supplements or modifications made after the execution of this Agreement, this Agreement, as a replacement of all previous oral or written negotiations, representations or contracts regarding the subject matter hereof, shall constitute the entire agreement entered into by and among the Parties hereto with respect to the subject matter hereof.

10.4	Headings

The headings of this Agreement are for convenience only and shall not be used to construct, illustrate or otherwise affect the meanings of the provisions hereof.

10.5	Languages

This Agreement is written in Chinese with 3 copies.

10.6	Severability

If any provision(s) of this Agreement is held to be invalid, illegal or unenforceable subject to any law or regulations, then such provision shall not affect or derogate the validity, legality or enforceability of the remaining provisions. The Parties shall negotiate in good faith to strive to replace the invalid, illegal or unenforceable provisions by valid substitute provisions, the effect of which shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.7	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.8	Survival

(1)	Any obligations that occur or that are due upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

(2)	The provisions of Articles 5 ,7 and 8 and this Clause 10.8 shall survive the termination of this Agreement.

10.9	Waivers

Each Party has the right to waive the terms and conditions of this Agreement, and such waiver shall be conducted in writing with the execution of Parties. The waiver made by a Party in some certain circumstances due to other Party’s default shall not deem as a waiver made by such Party in other circumstances due to any similar defaults.

IN WITNESS WHTEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A:	LAHIJI VALE LIMITED
Authorized representative:
Signature:	/s/
Seal:

Party B:	Wang Xiuling
Signature:	/s/ Wang Xiuling

Party C:	Beijing Lei Ting Wan Jun Network Technology Limited
Legal representative:
Signature:	/s/
Seal: